First Citizens Announces Second Quarter Earnings

Jeff Agee, President & CEO of First Citizens National Bank made the following announcement regarding year-to-date financial performance of the company as of June 30, 2008. "In spite of  declining real estate values, escalating fuel and energy costs and other negative economic factors, First Citizens National Bank continues to be profitable, well capitalized and focused on delivering a good return on investment to Shareholders that equals or exceeds peer banks."

As further evidence of the overall strength of the company, First Citizens National Bank placed 159th among the top 200 community banks in the nation, the only bank in Tennessee to be included in the ranking. Inclusion is based on the average return on Shareholder equity for years 2005, 2006 and 2007 and was derived from Securities and Exchange Commission reports for public banks with assets less than $2 billion.

Year-To-Date Earnings of $4.4 million compare to $4.3 million for this same period in 2007. Growth in earnings was achieved in spite of an increase in the provision for loan losses of $775 thousand, reflecting a total allocation of $1.1 million in first and second quarters of 2008 compared to $333 thousand for this same period in 2007. The increase reflects turbulence in residential home construction and related industries and the impact of the economic slowdown on residential real estate developers. As of report date, the capital base of the company is strong at $73.7 million,  up 5.5% from June 30,  2007, and maintained at the level quantified by regulators as "well capitalized." This compares to total capital of $69.9 million at June 30, 2007.

Asset quality in both the Loan and Investment Portfolios is considered to be good. Total assets increased 9.95% over the past twelve months, ending second quarter 2008 at $930 million. Like most banks, First Citizens holds within its portfolio investments in Fannie Mae and Freddie Mac. These assets are classified as investments on the balance sheet of the bank and are backed by the good faith and credit of the U.S. Government.

Agee also stated, "While we are pleased with year-to-date operating results of First Citizens, we do not minimize the difficult conditions under which these results were achieved. The current economic environment has created challenges that will likely be with us for some time to come. We are confident the conservative nature of the First Citizens Management Team and Board of Directors will serve us well as we work through economic issues that may present themselves."